Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
December 22, 2011	Main Fax +1 312 701 7711
www.mayerbrown.com

Board of Directors

Prologis, Inc.

Pier 1, Bay 1

San Francisco, California 94111

Re:	Registration Statement on Form S-3 (File No. 333-177112)

Ladies and Gentlemen:

We have acted as special counsel to Prologis, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,360,962 shares of its common stock, par value $0.01 per share (the “Common Stock”), as described in the prospectus, as supplemented by a prospectus supplement dated December 16, 2011, relating to the Common Stock contained in the Company’s Registration Statement (File No. 333-177112) (as so supplemented, the “Prospectus”). We have also participated in the preparation and filing with the Securities and Exchange Commission (the “SEC”) under the Act, of a registration statement on Form S-3 (File No. 333-177112) (the “Registration Statement”) relating to the Common Stock.

In rendering our opinions set forth below, we have examined originals or copies certified to our satisfaction of the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended and supplemented, the Company’s Seventh Amended and Restated Bylaws, resolutions of the Company’s Board of Directors and such other Company records, instruments, certificates and documents and such questions of law as we considered necessary or appropriate to enable us to express this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of photostatic copies.

Based upon and subject to the foregoing and to the assumptions, limitations and conditions set forth herein, we are of the opinion that when the Common Stock is issued and sold and paid for in the manner described in the Prospectus, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion letter into the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

Board of Directors

Prologis, Inc.

December 22, 2011

We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Maryland.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

This opinion is furnished in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP